Exhibit 5.3
June 6, 2007
CMP Susquehanna Corp.
14 Piedmont Center, Suite 1400
Atlanta, Georgia 30305

Re:	Registration Statement on Form S-4 filed by CMP Susquehanna Corp. and the Guarantors (as defined below) relating to the Exchange Offer (as defined below) for all outstanding 9-7/8% Senior Subordinated Notes due 2014
Ladies and Gentlemen:
     We have acted as special Nevada counsel for Indy Lico, Inc., a Nevada corporation, KFFG Lico, Inc., a Nevada corporation, KLIF Broadcasting, Inc., a Nevada corporation, KLIF Lico, Inc., a Nevada corporation, KNBR Lico, Inc., a Nevada corporation, KPLX Lico, Inc., a Nevada corporation, KRBE Broadcasting, Inc., a Nevada corporation, KRBE Lico, Inc., a Nevada corporation, Radio Metroplex, Inc., a Nevada corporation, WFMS Lico, Inc., a Nevada corporation, WNNX Lico, Inc., a Nevada corporation, WRRM Lico, Inc., a Nevada corporation, WSBA Lico, Inc., a Nevada corporation, and WVAE Lico, Inc., a Nevada corporation (collectively, the “Nevada Subsidiaries,” each a “Nevada Subsidiary”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”), which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $250,000,000 aggregate principal amount of 9-7/8% Senior Subordinated Notes due 2014 (the “Exchange Notes”) of CMP Susquehanna Corp., a Delaware corporation (the “Company”) for an equal principal amount of 9-7/8% Senior Subordinated Notes due 2014 of the Company outstanding on the date hereof (the “Outstanding Notes”), and the guarantees of the Exchange Notes by CMP Susquehanna Radio Holdings Corp., a Delaware corporation and the parent of the Company (the “Parent”), the Nevada Subsidiaries, and the other subsidiaries of the Company listed on Exhibit A hereto (the “Other Guarantors”, and, collectively with the Nevada Subsidiaries the “Guarantors”).
     The Outstanding Notes have been, and the Exchange Notes will be, issued under the Indenture dated as of May 5, 2006 (the “Indenture”) by and among the Company, the Guarantors and Wells Fargo, National Association, as trustee (the “Trustee”). Except as otherwise defined herein, terms used in this letter but not otherwise defined herein are used as defined in the Indenture.

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     With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.
     In connection with the opinions expressed herein, we have: (1) investigated such questions of law, and (2) examined such documents and records of the Nevada Subsidiaries, the Officer’s Certificate, as defined below, and other documents, as we have deemed necessary of appropriate for the purposes of this opinion. We have examined, among other documents, the following:
     1.     A copy of the Indenture;
     2.     The guarantee of each Nevada Subsidiary, which terms are set forth in the Indenture (the “Guarantees”);
     3.     The Officer’s Certificate of each Nevada Subsidiary delivered to us in connection with this opinion letter, a copy of which is attached hereto as Exhibit B as to each such Nevada Subsidiary (the “Officer’s Certificate”); and
     4.     Copies of certificates attached hereto as Exhibit C, issued by the Secretary of State of the State of Nevada, as to the existence and good standing of the Nevada Subsidiaries as of the date specified in the relevant certificate (collectively, the “Good Standing Certificates”).
                The documents referred to in the immediately preceding paragraphs numbered 1 and 2 above are referred to herein collectively as the “Documents.”
     In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and the Officer’s Certificate. We have not independently verified the accuracy and completeness of the information contained in the Officer’s Certificate. In connection with the opinion in paragraph 1 below, we have relied solely upon the Good Standing Certificates as to the factual matters and legal conclusions set forth therein.
     We have assumed that the parties to the Documents (other than the Nevada Subsidiaries) have the power to enter into such Documents and to consummate the transactions contemplated thereby and that such Documents have been duly authorized, executed and delivered by the

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parties. We have assumed that the Documents are binding upon (other than the Nevada Subsidiaries with respect to the Guarantees) and enforceable against the Nevada Subsidiaries and all other parties to the Documents and that there has not been any mistake of fact or misunderstanding, fraud, duress or undue influence.
     We have further assumed that the Documents accurately reflect the intent and business purpose of the parties thereunder and that there are no agreements, understandings or negotiations between the parties not set forth in the Documents that would modify the terms or rights and obligations of the parties thereunder.
     We have assumed that the obligations of each of the Guarantors under the Guarantees are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the respective Guarantor and will benefit the respective Guarantor, directly or indirectly.
     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     (1)     Each Nevada Subsidiary has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Nevada.
     (2)     As of the date of the Indenture, each Nevada Subsidiary had all requisite corporate power and authority to enter into, and as of the date hereof each Nevada Subsidiary has the corporate power and authority to perform its obligations under, the indenture.
     (3)     The execution, delivery and performance of the Indenture and the Guarantees of the Exchange Notes (the “Exchange Guarantees”) by each of the Nevada Subsidiaries have been authorized by all necessary corporate action by each such Nevada Subsidiary.
     (4)     The Exchange Guarantees of the Nevada Subsidiaries, when they are delivered in accordance with the terms of the Exchange Offer in exchange for the guarantees of the Outstanding Notes (the “Outstanding Guarantees”) of the Nevada Subsidiaries, will be validly issued by the Nevada Subsidiaries and will constitute valid and binding obligations of the Nevada Subsidiaries.
     The opinions set forth above are subject to the following qualifications:
               (a)     The foregoing opinions are premised upon there not being any facts or circumstances relevant to the opinions set forth herein not disclosed in the representations made in or pursuant to the Documents and certificates of appropriate representatives of the Nevada Subsidiaries upon which we have relied, as noted above.

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               (b)     We do not assume any responsibility for the accuracy, completeness or fairness of any of the statements contained in the Documents.
               (c)     We are qualified to practice law only in the State of Nevada, and our opinions expressed herein are limited to the law of the State of Nevada. We specifically express no opinion on the law of any other state within the United States or the law of any foreign country. We, further, specifically express no opinion concerning the effect or applicability of the tax laws of the State of Nevada or the United States of America, the Securities Act of 1933, the Securities Exchange Act of 1934, other Federal securities laws and the securities laws of any state, including but not limited to the State of Nevada. We specifically express no opinion concerning the effect or applicability of any licenses or permits required by any governmental authority. This opinion is limited to the matters expressly set forth herein, no opinion is implied or may be inferred beyond the matters expressly set forth herein.
               (d)     We express no opinion as to the enforceability or effect on the subject transactions of any laws or regulations pertaining to broadcast licensing generally, including the laws and regulations enforced or promulgated by the United States Federal Communications Commission.
               (e)     Our use of the terms “known to us,” “to our knowledge,” or similar phrase to qualify a statement in this opinion means that those attorneys in this Firm who have given substantive attention to the representation described in the introductory paragraph of this opinion do not have current actual knowledge that the statement is inaccurate. Such terms do not include any knowledge of other attorneys with our Firm (regardless of whether they have represented or are representing any of the Nevada Subsidiaries in connection with any other matter) or any constructive or imputed notice of any matters or items of information. We have not undertaken any independent investigation to determine the accuracy of the statement, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Nevada Subsidiaries in connection with this opinion or in other matters.

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     The opinion is furnished to you by us as special Nevada counsel for the Nevada Subsidiaries and is rendered in connection with the transaction contemplated by the Documents. You are entitled to rely on this opinion but only in connection with the Documents. Other than Jones Day, who is rendering an opinion to you in connection with the transaction contemplated by the Documents, this opinion may not be relied upon by any other person(s) without the prior written consent of a shareholder of this firm.

Very truly yours, Kolesar & Leatham, Chtd.

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EXHIBIT A
OTHER GUARANTORS

State of Incorporation or
Name of Guarantor	Organization
CMP KC Corp.	Delaware
CMP Houston-KC, LLC	Delaware
Susquehanna Pfaltzgraff Co.	Delaware
Susquehanna Media Co.	Delaware
Susquehanna Radio Corp.	Pennsylvania
Susquehanna Radio Services, Inc.	Pennsylvania
Radio San Francisco, Inc.	California
Susquehanna License Co., LLC	Pennsylvania
Radio Cincinnati, Inc.	Ohio
Bay Area Radio Corp.	Delaware
Texas Star Radio, Inc.	Texas
KPLX Limited Partnership	Texas
KPLX Radio, Inc.	Texas
KNBR, Inc.	Delaware
KLIF Radio, Inc.	Texas
KRBE Limited Partnership	Texas
KRBE Radio, Inc.	Texas
KLIF Broadcasting Limited Partnership	Texas
Sunnyside Communications, Inc.	Indiana
Radio Indianapolis, Inc.	Indiana
Indianapolis Radio License Co.	Indiana
S.C.I. Broadcasting, Inc.	Indiana